FOR IMMEDIATE RELEASE

Labcorp Contacts:

Media: Rachael Valdez — 336-436-8263
Media@Labcorp.com

Investors: Chas Cook — 336-436-5076
Investor@Labcorp.com

LABCORP ESTABLISHES COMPREHENSIVE LABORATORY RELATIONSHIP WITH ASCENSION

BURLINGTON, N.C., Oct. 3, 2022 — Labcorp (NYSE: LH), a leading global life sciences company, today announced the completion of transactions that establish a long-term laboratory relationship with Ascension, one of the leading non-profit and Catholic health systems in the United States.

“Today’s announcement marks the beginning of an exciting chapter for both organizations, and for the patients, communities and clinicians we serve,” said Dr. Brian Caveney, chief medical officer and president of Labcorp Diagnostics. “We welcome those Ascension associates who will join Labcorp as a part of this strategic collaboration and look forward to working together to provide a smooth transition for patients, clinicians and employees.”

As a part of the companies’ strategic collaboration, Labcorp purchased select assets of Ascension’s outreach laboratory business and will manage the health system’s hospital-based laboratories in Alabama, Florida, Kansas, Maryland, Michigan, New York, Oklahoma, Tennessee, Texas and Wisconsin. The new relationship expands access for communities served by Ascension to Labcorp’s clinical laboratory services, analytics and laboratory network to enhance efficiency and advance health care. The arrangement also provides patients and clinicians access to Labcorp’s scientific expertise, advanced diagnostics in areas such as oncology, neurology and women’s health, and at-home test collection services.

The definitive agreements for the transactions were announced on Feb. 9, 2022.

About Labcorp
Labcorp is a leading global life sciences company that provides vital information to help doctors, hospitals, pharmaceutical companies, researchers, and patients make clear and confident decisions. Through our unparalleled diagnostics and drug development capabilities, we provide insights and accelerate innovations to improve health and improve lives. With over 75,000 employees, we serve clients in more than 100 countries. Labcorp (NYSE: LH) reported revenue of $16 billion in FY2021. Learn more about us at www.Labcorp.com or follow us on LinkedIn and Twitter @Labcorp.

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